Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Omnibus Incentive Plan and the 2010 Stock Incentive Plan of TESARO, Inc. of our report dated May 3, 2012 (except for Note 1(B), as to which the date is June 18, 2012), with respect to the consolidated financial statements of TESARO, Inc. included in its Registration Statement (Form S-1 No. 333-180309) and related prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 27, 2012